Exhibit 10.1

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K, BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

IN ADDITION, CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K.

[*****] INDICATES THAT INFORMATION HAS BEEN REDACTED

Contract number:

Luhu Ecological City[*****]

Air conditioning installation engineering

Construction Contract

April 2022

Employer: [*****]

Contractor: Chengdu Shanyou HVAC Engineering Co., Ltd

Catalogue

Contract terms

1、   Project Overview

2、   Contracting scope

3、   Contract price

4、   Project completion and settlement

5、   Contract duration

6、   Employer’s on-site representative

7、   Contractor’s on-site representative

8、   Materials and equipment

9、   Quality requirements

10、 Safety production and fire prevention responsibilities

11、 Payment method

12、 Responsibilities of both parties

13、 Repair and warranty

14、 Liability for breach of contract

15、 Sales cooperation

16、 Dispute resolution method

17、 Contract term

18、 Other

19、 Attachment

Contract attachments:

Attachment 1: Construction Contract Warranty and Maintenance Terms

Attachment 2: Regulations on the Preparation and Management of Engineering Budget (Settlement)

Attachment 3: Regulations on Design Change, Technical Verification, and Site Visa Management

Attachment 4: Integrity Cooperation Agreement

Attachment 5: Special Provisions on Intellectual Property Rights

Attachment 6: Safety Production Comprehensive Objective Management Responsibility Letter

Attachment 7: Bill of Quantities

Attachment 8: Drawing Catalogue

Attachment 9: Engineering Requirements

Attachment 10: Invoicing Information of the Employer

Construction Contract for Air Conditioning Installation Engineering of [*****] in Luhu Ecological City

Employer: [*****]. (hereinafter referred to as the Employer)

Contractor: Chengdu Shanyou HVAC Engineering Co., Ltd. (hereinafter referred to as the contractor)

After friendly consultation between the contracting parties, the contracting party has contracted the air conditioning project of [*****] of Luhu Ecological City to the contracting party. In accordance with the relevant provisions of the Civil Code of the People’s Republic of China and the Construction Law of the People’s Republic of China, and based on the principle of equality and mutual benefit, both parties have reached the following agreement through consultation, so that both parties can abide by and implement it jointly.

1、 Project Overview

1.1 Project Name: Air Conditioning Installation Project for [*****] of Luhu Ecological City

1.2 Project location: Tianfu New Area, Chengdu City

2、 Contracting scope

2.1 Scope of Contracting: The construction scope of this contract includes but is not limited to the following work: Air conditioning installation project for [*****]

2.1.1 (see technical requirements for details)

Unless otherwise agreed in this contract, the contractor’s scope of contracting also includes the work content of the contract that is not clearly stated in this contract but is covered in the construction drawings and should be included in order to achieve the contract purpose, including design changes and additional projects within the scope of this project contracting, as well as other additional projects instructed by the employer.

2.2 The employer has the right to change the contracting scope of the contractor based on the specific situation of the project. The contractor acknowledges that any adjustment shall be subject to the written notice of the employer, and the contractor promises not to claim or reimburse any other expenses from the employer due to the adjustment of the contracting scope. Both parties shall settle the settlement based on the pricing method agreed in this contract.

2.3 Contracting Method: This project is a professional contracting entity that accepts unified management and coordination from the general contracting unit of civil engineering. It is required to ensure the construction period, quality, safety, and civilized construction.

2.4 Construction Interface: The construction interface between the contractor and the general contracting unit is detailed in the contract attachment,

3、 Contract price

3.1 Contract Pricing Method: This contract adopts a comprehensive unit price lump sum pricing method.

3.1.1 The provisional total price of this contract, including taxes, is ¥3,384,940.50 (in words: RMB Three million three hundred eighty-four thousand nine hundred forty yuan and fifty cents). The project price excluding tax is ¥3,105,450.00, the provisional value-added tax is ¥279,490.50, and the value-added tax rate is 9%.

3.1.2 Unless otherwise specified as fixed quantities, the quantities in the bill of quantities of this contract are all provisional quantities, and the final settlement quantity confirmed by both the employer and the contractor shall prevail. The provisional total contract price shall not be used as the final basis for settlement between the employer and the contractor. The final settlement price of the contract shall be based on the engineering settlement price corresponding to the qualified engineering quantity actually completed by the contractor as confirmed in writing by the employer.

3.1.3 The comprehensive unit price of the lump sum is detailed in Annex 9 “Bill of Quantities”. Unless otherwise agreed and agreed upon in writing by the employer, the comprehensive unit price of the lump sum shall not be adjusted during the completion settlement. The lump sum unit price agreed in this contract is determined based on the construction drawings, construction scope, construction plan confirmed by the employer, pricing method confirmed by both parties through negotiation, list item settings, and engineering quantity calculation rules, in order to determine the comprehensive unit price of the engineering quantity list of this contract project, and serve as the basis for subsequent progress payment and completion settlement.

3.1.4 The engineering quality and quantity of the comprehensive unit price in the bill of quantities of this contract shall be subject to the drawings (excluding items that have been specified in the contract documents), current engineering acceptance specifications, standards, and technical requirements stipulated in the contract. If the engineering characteristics and content description in the bill of quantities do not match the design and construction drawings, or if the technical requirements or company standards are inconsistent with the current national, local government, and industry related standards and specifications, the higher standards shall be implemented, and the comprehensive unit price of the contract lump sum shall not be adjusted.

3.1.5 The comprehensive unit price in the bill of quantities includes all work content for the implementation and completion of the project (the work content in the bill of quantities is only the main work content of the contractor, and in addition, the contractor’s work content should also include drawings, bidding technical requirements and specifications, as well as reasonable work content included to achieve the contract purpose, etc.). The comprehensive unit price includes but is not limited to labor costs, material costs Machinery costs, defect repair, management fees, measure fees, fees, insurance fees and profits, value-added tax, value-added tax surcharges, and all other expenses, as well as all responsibilities, obligations, and expected market price fluctuations, exchange rate fluctuations, labor, materials (excluding adjustable materials as agreed in the contract), machinery and other market adjustment risk factors, as well as national and local government policy adjustment factors that are expressed and implied in the contract and drawings.

Unless otherwise specified or separately listed, the unit prices of all items in the list have included all monitoring and protection work required to ensure the smooth completion of the work without causing adverse effects on other projects, this project, surrounding buildings/structures, and other facilities, as well as all inspection, testing, and commissioning work required to be completed by the contractor to complete the work.

3.1.6 Before bidding, the contractor has carefully reviewed the bidding drawings. If there are any unclear parts in the drawings, they should be promptly raised and clarified by the employer. For drawings that the contractor has not raised any objections, the employer shall consider the contractor to fully understand the bidding drawings and be able to accurately quote. All explicit or unspecified engineering contents in the drawings have been included in the contract price. If the contractor, as an experienced contractor, determines based on their own experience that there will be quality problems due to obvious errors or omissions in the drawings during construction, they shall report to the employer in writing before implementation. Otherwise, they shall bear the losses caused and be liable for compensation.

3.1.7 Before signing this contract, the contractor has clearly and considered the surrounding environment of the construction site, traffic roads, on-site geological data, surrounding underground pipeline network, on-site conditions, bidding documents, contracting scope, construction drawings, construction organization design, and has taken into account factors such as construction technical measures, safety maintenance, civilized construction measures, etc. The relevant costs incurred have been included in the comprehensive unit price or corresponding lump sum measure fees of the lump sum.

3.1.8 In order to cooperate with the employer to meet the design depth requirements, the material design instructions, material sample sending and re sampling, process sampling samples, on-site survey and measurement, and detailed practices according to current standards and specifications provided by the contractor must be reviewed and confirmed in writing by the employer. The related costs incurred have been included in the comprehensive unit price or corresponding lump sum measure fees.

 3.1.9 The contractor shall strictly comply with the provisions of this contract for safe and civilized construction management, and unconditionally accept the management of the employer, civil engineering general contracting unit, and supervision unit in accordance with the relevant management provisions of the contract.

3.1.10 The contractor shall strictly comply with the current regulations of the Chengdu Labor and Social Security Bureau and the Chengdu Construction Commission to purchase and pay insurance premiums for the employees. The above insurance premiums shall not be settled separately. The contractor shall bear the relevant responsibilities caused by the contractor’s failure to purchase this insurance.

Construction All Risks Insurance and Third Party Liability Insurance shall be insured by the contractor. The relevant expenses have been included in the lump sum comprehensive unit price and will no longer be calculated separately. The employer will not invest in all risks and third-party liability insurance for this project, and the contractor may decide whether to invest and maintain the above insurance at its own discretion; However, the obligations, work, and responsibilities undertaken by the contractor under this contract shall not be affected or reduced by the presence or absence of insurance.

The contractor is responsible for obtaining insurance for the life and property of the contractor’s personnel on the construction site, as well as various construction facilities, equipment, and materials, and paying corresponding fees, which have been included in the corresponding comprehensive unit price of the contract. The contractor shall be responsible for any losses, compensation fees, compensation fees, and other liabilities that should be paid in accordance with the law due to any accidents caused by the contractor (including third-party personnel).

3.2. The contractor of this project shall comply with the management and coordination cooperation of the general contractor. The specific content and boundaries of the general contractor’s management and coordination cooperation are detailed in the relevant specific provisions of this contract. The agreement on the provision of relevant facilities by the general contractor to the professional contractor:

3.2.1 The existing scaffolding of the general contractor can be provided for free use by the subcontractor within the free cooperation time determined by the employer under the unified coordination of the employer. However, the contractor should submit the scaffolding cooperation time and external scaffolding rectification requirements to the general contractor in advance and submit them to the employer for review and approval; Otherwise, the contractor shall bear the costs of work stoppage, repeated dismantling of scaffolding, and overdue use of scaffolding caused by the contractor’s reasons, and the employer has the right to directly deduct them from the contractor’s progress payment or settlement payment.

Except for the general contractor’s requirement to provide existing scaffolding on site free of charge according to the list quotation, the contractor shall bear all expenses for the installation, renovation, maintenance, dismantling, and other scaffolding required for this project according to the instructions of the employer and the needs of the on-site situation.

3.2.2 The contractor has considered the location and installation of temporary facilities based on the actual situation on site, and has also considered the cost of drainage, sewage and other measures. The resulting costs have been included in the contract measure fee by the contractor, and the settlement will not be adjusted. The employer is responsible for coordinating and allocating the construction, office, storage and other purposes of the contractor’s site, and the contractor shall solve the office and storage facilities themselves; The living area shall be uniformly arranged by the employer, and in principle, it shall be erected by the contractor himself; Office storage and temporary living facilities can also be rented from the general contractor or the employer based on the actual situation on site, and the contractor shall bear the cost.

3.2.3 The water and electricity connection port shall be provided by the employer or coordinated by the employer to be provided by the general contractor, and the distribution box led out from the distribution box interface shall be solved by the contractor on their own; The water and electricity expenses incurred by the contractor of this project have been included in the general contractor’s contract. The construction waste of this project shall be cleared by the contractor to the designated centralized garbage collection and transportation location designated by the employer, and shall be responsible for outward transportation. This cost has been comprehensively considered in the corresponding comprehensive unit price and measure cost in the bill of quantities, and shall not be charged separately.

3.2.4 The existing vertical transportation equipment (such as tower cranes, construction elevators, and derricks) of the general contractor can be provided for free use by the contractor within the free cooperation time determined by the employer (including tower cranes before the completion of the main project acceptance) under the unified coordination of the employer (but the employer has no obligation to coordinate and provide them). The horizontal transportation of the floor is handled by the contractor himself. In special circumstances, the employer can coordinate with the general contractor to provide necessary auxiliary assistance.

The contractor shall bear the cost of using the tower crane after the acceptance of the main project of the general contractor. The contractor shall submit the construction elevator coordination time to the general contractor in advance and report it to the employer for review and approval; Otherwise, the contractor shall bear the costs of work stoppage or delayed use of construction elevators caused by the contractor’s reasons, and the employer has the right to directly deduct them from the contractor’s progress payment or settlement payment.

3.2.5 The contractor shall inspect and accept the completed general contractor and other grassroots projects before entering the site, and timely complete the handover and acceptance procedures for the installation process before and after the installation of the elevation, positioning point reference line, etc. provided by the general contractor. After completing the handover procedures, any subsequent rectification caused by non employer reasons shall be the responsibility of the contractor, and the relevant costs shall be borne by the contractor.

3.2.6 In addition to the above content that requires free cooperation from the general contractor, other content that requires coordination and management from the general contractor shall be negotiated between the contractor and the general contractor, and the cost shall be paid by the contractor to the general contractor; After winning the bid and entering the site, the contractor shall sign an engineering management agreement with the general contractor in accordance with the employer’s engineering management requirements or cooperate with the general contractor’s filing requirements to sign a professional subcontracting filing contract. During the completion acceptance, the contractor shall submit a complete set of completion acceptance filing materials for the self constructed part of the project submitted for inspection in the name of the general contractor (including but not limited to the factory qualification certificate, entry inspection, and various engineering testing materials required in accordance with the specifications and local government filing requirements), And actively cooperate and meet the requirements for completion filing materials of the general contractor; The above costs have been comprehensively considered in the comprehensive unit price of the contract and will not be calculated separately.

3.3 Measures cost

3.3.1 The cost of measures has been comprehensively considered based on the content of the construction diagram and the construction organization design plan submitted by the contractor, and has been verified and confirmed by both the employer and the contractor. Unless otherwise agreed in this contract, during the performance of the contract, regardless of any reduction or increase in the quantity of work caused by any reason, the measure fee shall be lump sum and shall not be adjusted during settlement.

3.3.2 The cost items of measures mainly include safety and civilized construction costs (including safety construction, civilized construction, and temporary facility costs), environmental protection costs, night construction costs, secondary handling costs, winter and rainy season construction costs, large machinery and equipment entry and exit and installation and dismantling costs, construction drainage costs, temporary protection facilities for ground and underground facilities and buildings, completed engineering and equipment protection costs, vertical transportation machinery, scaffolding costs Measures such as additional fees for building superelevation construction, expediting fees, regulatory fees, inspection and testing fees, sample fees, and garbage removal fees (transported to the designated location of the general contracting unit on site).

3.3.3 The measure fee has included all non engineering entity project costs required for completing the project in terms of technology, living, safety, and other aspects. During the construction process, the contractor must carry out the work included in the measure fee according to the requirements of the employer; If the contractor fails to carry out the construction according to the requirements of the employer, the employer has the right to arrange for other units to carry out the construction, and charge twice the cost incurred to the contractor to be deducted from the current progress payment. The contractor shall be responsible for any delay in the construction period caused by this.

3.3.4 The quotation for measure items shall include all measure costs incurred by the contractor to complete the scope of the project contracting (including all changes). If the employer provides items that have not been quoted by the contractor and cost items not listed in the contract list, it will be deemed that the measure costs have been included in the quotation for other measure items in this bill of quantities, and settlement will not be adjusted.

3.3.5 The construction organization design and construction plan prepared by the contractor are only used as a reference for engineering management. The confirmation of the construction organization design and construction plan by the employer is a confirmation of the feasibility of the construction organization design, and is not a confirmation of the involved costs, nor does it assume any responsibility for its defects. The construction organization design and construction plan shall not be used as the basis for project settlement. For projects that involve the cost borne by new contractors in the construction organization design and construction plan, the reasons and reasons must be explained in writing and confirmed by the employer. The three order process can be used as the settlement basis.

In order to meet the current standards, specifications, and other requirements, the employer or supervising unit shall make reasonable adjustments to the contractor’s construction organization design or construction plan, and the contractor shall not demand compensation for costs and construction period.

3.4 Adjustment of Contract Price

3.4.1 This contract includes comprehensive unit prices and lump sum measure fees, which have fully considered the risk factors of labor cost adjustment during the construction period. The contract price for this project will not be adjusted due to factors such as labor cost policy adjustments and changes in the labor market.

3.4.2 Special invoices for value-added tax must be issued for this project, and the value-added tax shall be adjusted in accordance with relevant national policies and shall be uniformly adjusted during the financial settlement upon completion; Input tax deduction and value-added tax corresponding to urban construction tax, education surcharges, and other additional taxes and fees are comprehensively considered in the pre tax price and are not adjusted with the adjustment of value-added tax rate.

3.4.3 The scope and method of material adjustment for this project shall be implemented in accordance with the contract list preparation instructions; The range of adjustable materials for this project: refrigerant copper pipes. Except for adjustable materials, the cost of other main materials, auxiliary materials, etc. will not be adjusted.

3.4.4 The prices of materials provided by Party A (materials designated by the employer as suppliers and prices, and materials paid by the contractor to suppliers) and other materials marked as “provisional material values” in the contract shall be executed according to the price limit list issued by the employer;

The materials listed in the contract list that belong to the category of “materials supplied by Party A” and are marked as “provisional material values”, and the corresponding comprehensive unit prices in the “Bill of Quantities and Pricing Table for Subdivisional Works” have already included the costs of “provisional material values” materials and other auxiliary materials other than those supplied by Party A; The corresponding management expenses and profits in the comprehensive unit price of the contract list will be adjusted simultaneously, and other expenses such as labor and auxiliary materials will not be adjusted. The material loss shall be calculated based on the material consumption listed in Annex 9 of the contract “Bill of Quantities”. If it is not listed in the contract list, it shall be determined through negotiation between the employer and the contractor according to the principle of no higher than the corresponding quota specified in the 2015 “Valuation Quota for Construction Engineering Bill of Quantities in Sichuan Province”.

3.4.5 The employer has the right to add or cancel part of the project or part of the project due to actual needs of the project or instructions from the design unit, and settle the project payment based on the actual situation. However, the employer will not compensate the contractor with corresponding profits due to the increase or decrease of the contractor’s work within the scope of the contract, nor will it change the comprehensive unit price in the list.

3.4.6 Engineering change refers to the implementation and completion of engineering change instructions issued by the employer at any time during the project, including the addition, reduction, design change, technical verification, and material and equipment changes determined by the employer based on the contracted scope and work content specified in this contract.

3.4.6.1 The contractor shall not refuse the engineering change proposed by the employer, otherwise the employer has the right to entrust a third party to complete the engineering change, and the employer shall deduct twice the actual cost incurred from the contractor’s engineering payment as the contractor’s penalty. The contractor shall not hold any objections.

3.4.6.2 If the contractor needs to make changes to the design drawings, they must obtain the consent of the employer and the design unit and handle visa procedures. Any costs incurred due to design changes caused by construction quality issues or improper construction arrangements by the contractor shall be borne by the contractor, and the construction period shall not be postponed. If the drawings (or construction plans) are designed by the contractor, the responsibility arising from design quality issues shall be borne by the contractor. Except for written instructions from the employer, the contractor shall not make design changes without authorization. However, in special circumstances, the employer has the right to recognize the design changes made by the contractor without authorization in writing. Any design changes requested or recognized by the employer shall not invalidate this contract.

3.4.6.3 The contract price pricing method for engineering changes (engineering design changes, technical approvals, new projects, etc.) and omissions in the bill of quantities confirmed in writing by the employer shall be as follows:

i) If there is already a price applicable to the changed project in the contract bill of quantities, the contract price shall be changed based on the existing price;

ii) If there is only a price similar to the changed project in the contract bill of quantities, the contract price can be changed based on similar prices; Similar engineering projects refer to projects priced with the same quota according to the current “Sichuan Province Construction Engineering Bill of Quantities Pricing Quota” (2015), projects with different quotas but the same quota labor and machinery costs, or projects with only changes in decorative surface materials compared to the original list items. If the change or increase or decrease of the project is only an adjustment of the main materials, the comprehensive unit price of the list will only adjust the price of the main materials. The main material loss will be calculated based on the original contract list loss (refer to the 2015 “Sichuan Province Construction Engineering Bill Pricing Quota” for consumption calculation, and if there is no applicable quota or the quota is not agreed, it will be negotiated separately by the employer and contractor). The labor and auxiliary material costs will remain unchanged, while the management fees. The profit shall be adjusted accordingly according to the contract list rate.

iii) If there is no applicable or similar change in project price in the bill of quantities of this contract, the price grouping method is: the material unit price is calculated based on the employer’s review and recognition price, and the management fee and profit are adjusted accordingly according to the contract list rate; The contractor shall propose a comprehensive unit price based on the principle of price grouping in the contract list, and it shall be executed after the employer confirms the quality and price again. The measure fees involved in the engineering change will not be separately calculated, and have been comprehensively considered in the lump sum price of the measure fees in this contract.

3.4.6.4 For engineering changes within or outside the scope of the contract, if there is an agreed pricing method or if the estimated output value of the project is less than 100,000 yuan, the contractor shall unconditionally follow the engineering change instructions issued by the employer first; If there is no agreed pricing method in the contract and the estimated output value of a single project exceeds 100000 yuan, the contractor shall unconditionally execute it after reaching an agreement between both parties. The contractor shall ensure that the construction progress of the project is not affected during the negotiation period between both parties.

3.4.6.5 For on-site visas caused by engineering design changes, technical approvals, and sporadic dispatch instructions from the employer, a single settlement shall be adopted, and the on-site visa form shall be verified and processed monthly; After the change is completed, the stage change visa form can be processed in batches according to the requirements of the employer or the cumulative completion settlement can be entered. Please refer to Annex 3 of the contract: “Regulations on Design Change, Technical Verification, and Site Visa Management” for details.

3.5 If due to construction reasons such as process requirements or process arrangements, the contractor must be responsible for repairing the damage caused by other contractors’ completed semi-finished or finished products, or entrust the corresponding contractor to repair the damage (except for reasons not caused by the contractor), and the relevant costs have been comprehensively considered in the contract lump sum measure fee. (If due to the contractor’s reasons, the employer deems it necessary to designate another contractor to repair, the contractor shall bear the relevant repair costs, and the employer shall directly deduct them from the contractor’s project payment. The deducted amount shall be based on the repair costs confirmed by the employer and the contractor who implemented the repair, and shall be subject to a 15% increase in the employer’s management fee. The contractor shall not have any objection).

3.6 After the contractor enters the site and the employer organizes the handover of the construction site, the contractor shall, within [30] days according to the handover of the working face, conduct acceptance and sign for the quality of the previous process, complete the process handover and acceptance procedures, and timely complete the setting out measurement.

If the construction drawings do not match or have dimensional deviations due to the unqualified quality of the previous process on site, the contractor must promptly report them to the employer for review. The employer shall supervise the contractor of the previous process to rectify and pass the inspection before transferring them to the contractor for construction. Otherwise, the contractor shall bear the responsibility for rework, increased construction costs, and delayed construction period caused by this. If the contractor fails to raise a written objection or carry out relevant acceptance procedures within the aforementioned period, any inconsistency between the construction drawings and the site, or dimensional deviation, etc., shall be within the scope of the contractor’s risk. The contractor shall bear the responsibility for any additional costs and project extension caused thereby.

3.7 If the unit price of materials or equipment cannot be determined at the time of signing the contract, the employer and contractor shall agree on the names of materials and equipment and their provisional pricing in Annex 9 “Bill of Quantities” of the contract. The provisional pricing shall not be used as the basis for settlement, and the corresponding material adjustment settlement shall be carried out according to the employer’s acceptance price during settlement.

3.8 The cost of the items in the bill of quantities (including the list of measure items) of this project is the contractor’s risk. At the completion settlement, the entire item will be retained or deducted based on whether it has occurred, and the price will not be adjusted.

4、 Project completion and settlement

4.1 As-built drawings and materials

4.1.1 The contractor shall complete the work content stipulated in the contract, pass the self inspection, have been reviewed and approved by the supervisor, and have completed physical functional testing with the participation of relevant departments. Only after meeting the design and specification requirements and having complete data can the project meet the conditions for completion acceptance, and can apply for project acceptance.

The project meets the conditions for completion acceptance. The contractor shall submit complete completion materials, completion acceptance reports, and other materials and documents to the general contracting unit of civil engineering within 2 working days from the date when the conditions are met, in accordance with the relevant provisions of the project completion acceptance and the requirements of the employer. The general contracting unit of civil engineering shall classify and organize them before submitting them to the employer. The employer shall organize acceptance within 15 days after confirming in writing the receipt of the complete completion acceptance materials.

4.1.2 The number of copies of completion documents (including completion drawings) and completion acceptance reports submitted by the contractor to the general contracting unit of civil engineering is: 6 copies (six copies); The submission time for completion documents and completion acceptance reports is within 2 working days after the completion acceptance conditions are met.

4.1.3 If the submission of the above materials and drawings is delayed or unqualified, the completion acceptance shall be postponed accordingly. If the construction period is delayed, the contractor shall bear the corresponding breach of contract responsibility.

4.1.4 The contractor is aware and acknowledges that the civil engineering general contracting unit requires a certain amount of time for the classification and organization of the completion drawings and completion acceptance materials provided by the contractor. The contractor acknowledges that this time is based on the actual needs of the civil engineering general contracting unit and promises not to claim any rights from the employer in this regard.

4.1.5 The project acceptance shall be organized by relevant personnel organized by the employer.

4.1.6 Within 5 days after the completion acceptance of the project, the contractor must clean the site, ensure that the site is clean after completion, and complete the demobilization work of all construction personnel, machinery, and remaining materials of the contractor (except for those necessary for the closure and rectification of the project confirmed by the employer). If the contractor leaves the site after the deadline, they shall bear the liability for breach of contract in accordance with Article 14.9 of this contract.

4.2 Principles of settlement preparation and review

4.2.1 Both parties agree that the completion settlement of the project shall be confirmed based on the final completion settlement audit amount of the employer or the cost consulting unit entrusted by the employer. For the convenience of both parties’ verification, to avoid overestimation and calculation by the contractor, and to reduce the settlement verification time, the settlement reduction rate i shall not exceed 5%. Settlement reduction rate i=(settlement approval amount - settlement approval amount)/settlement approval amount × 100%. The audit fees for the final completion settlement shall be borne according to the following methods:

i) When the settlement reduction rate i ≤ 5%, the audit fee shall be borne by the employer.

ii) When the settlement reduction rate i>5%, the contractor shall bear the audit fee=(settlement approval amount - settlement approval amount) × 105%) × 5%. And the employer has the right to directly deduct (as a penalty for breach of contract by the contractor) from the contractor’s project payment.

4.2.2 Time limit requirements for completion settlement:

i) The contractor shall submit four copies of the completion settlement statement and complete settlement materials (with detailed engineering quantity calculation formulas required) to the supervising unit and the employer within [30] days after passing the project completion acceptance. The employer has the right to entrust relevant cost consulting units to conduct completion settlement audit and verification work, and the contractor must unconditionally and actively cooperate with the completion settlement audit work.

ii) If the completion settlement review time is delayed due to incomplete and non-standard completion settlement materials submitted by the contractor, the contractor shall be fully responsible for the relevant responsibilities. Any materials submitted by the contractor after the deadline for submitting the settlement statement and settlement materials specified in point i) has expired, except for those approved in writing by the employer or requested to be supplemented by the employer, shall not be included in the settlement scope. The contractor is responsible for the completeness, validity, and accuracy of the submitted completion settlement materials, and the completion drawings must accurately and truly reflect the actual situation of the project.

iii) The acceptance certificate, construction meeting minutes, minutes, and construction logs of concealed works during construction cannot be used as a single basis for settlement, let alone as a basis for project completion settlement. All completion settlement materials such as single settlement, receipt, price recognition, and completion drawings must be completed according to the form and signing procedures required by the employer before they can be used as valid completion settlement basis. Otherwise, the employer has the right to consider them invalid.

iv) The contractor must submit true and complete settlement materials in one go (in special circumstances, with the consent of the employer, they can be provided in two stages: completion and later rectification). In special circumstances, the supplementary application or submission of completion settlement materials for approval in the later stage must be approved in writing by the employer before proceeding.

v) If the contractor fails to submit the completion settlement materials within [120] days after the completion acceptance of the project, it shall be deemed that the contractor has automatically waived the completion settlement. The employer has the right to no longer pay the contractor the progress payment for the project, and the employer has the right to conduct the completion settlement based on the settlement materials mastered by the employer. The responsibility shall be borne by the contractor. The contractor unconditionally acknowledges the completion settlement conclusion made by the employer and shall not raise any objections accordingly.

vi) The contractor shall unconditionally and actively cooperate with the employer or the cost consulting company entrusted by the employer to carry out the project completion settlement review work. If the contractor fails to actively cooperate with the initial review and signing work within [30] calendar days after receiving a written notice from the employer or the cost consulting unit entrusted by the employer to verify the quantity of the completed settlement project, without justifiable written reasons, the deadline for the employer to review the settlement materials shall be correspondingly extended, and the employer or the cost consulting unit entrusted by the employer has the right to independently issue a preliminary review report for the completion of the settlement based on the existing materials, The contractor waives the right of objection.

When the contractor submits the completion settlement materials, they intentionally conceal or omit to report a single statement that reduces the cost. Once verified, the contractor has the right to directly deduct the project settlement cost by twice the amount of the omitted single statement. The contractor must pay a penalty of 5000 yuan to the contractor for each occurrence, and any delay in settlement review time caused by this shall be borne by the contractor.

vii) Settlement review process and principles: The contractor shall submit the “Settlement Commitment Letter” according to the requirements of the employer when submitting the completion settlement, and authorize the authorized representative in writing to handle the completion settlement verification matters of this project, exercise the completion settlement related rights stipulated in the contract, and fulfill the completion settlement related obligations stipulated in the contract. The documents signed and confirmed by the contractor during the completion settlement process of this project shall be recognized and recognized by the contractor.

4.2.3 If the employer deems it necessary to continue reviewing the preliminary review opinions on the completion settlement (the preliminary verification results between the contractor and the employer and their entrusted cost consulting unit), the employer has the right to entrust a second cost consulting unit to review again, and the contractor needs to cooperate unconditionally, and extend the review time by two months.

4.2.4 Other requirements for settlement preparation can be found in Annex 2: “Regulations on the Management of Engineering Budget (Settlement) Preparation”

5、 Contract duration

5.1 Total construction period requirement: 640 calendar days (Provisional entry date: June 20, 2022, provisional completion acceptance date: December 31, 2024. The specific construction period of each batch shall be subject to the on-site requirements of the employer or the construction schedule approved in writing by the employer. The total construction period and the starting time of each batch of construction period shall be subject to the written on-site commencement order issued by the employer to the contractor. The contractor shall ensure that the contracting is completed within the total construction period while meeting the requirements of each batch of construction period.) All projects shall meet the quality standards specified in this contract, and all completion materials shall be submitted to the employer for acceptance and written confirmation by the employer, supervisor, and relevant government departments.

5.2 The contractor shall simultaneously meet the requirements of the total construction period and the construction period of each building number, and the above construction period is a period that can be achieved after friendly negotiation between the employer and the contractor, taking into full consideration possible abnormal weather (such as rain, strong winds, high and low temperature weather, etc.), continuous water supply interruption within 24 hours, continuous power outage within 24 hours, holidays and other factors that may affect the construction period, The contractor shall not request the employer to extend the construction period based on the aforementioned reasons. If the construction period is affected by abnormal weather, water supply or power outage for more than 30 days, the employer agrees to extend the construction period accordingly.

5.3 If the contractor fails to commence work after receiving the notice to commence work from the employer (including the delayed commencement of each building number), the contractor shall bear a penalty of 0.5% of the provisional total contract price for each day of delay. The penalty shall be accumulated on a daily basis. If the contractor fails to enter the site and commence work for more than 15 days, the employer has the right to terminate this contract and hold the contractor responsible for breach of contract.

5.4 The employer has the right to adjust the commencement and completion dates, and the contractor must cooperate unconditionally. The contractor shall enter the site to cooperate or construct according to the requirements of the employer and the supervisor, strictly comply with the construction progress requirements of each stage proposed by the employer and the supervisor on site, and must comply with the overall project schedule requirements and actively cooperate with the project progress required by the employer, without affecting the normal progress of the next process. The contractor shall bear the economic losses and legal responsibilities caused to the employer due to the contractor’s reasons affecting the progress and completion acceptance.

5.5 If there is a delay in the construction period caused by force majeure or the employer’s reasons, the contractor shall submit a report on the extension of the construction period to the employer according to the agreed time and obtain written approval from the employer. The construction period may be correspondingly extended, and the contractor may be exempt from liability for breach of contract. However, the contractor shall ensure timely and appropriate adjustment of equipment, facilities, and labor allocation according to the project progress needs, but the employer shall no longer be responsible for the contractor’s work stoppage Any expenses including idle work expenses.

The contractor shall submit a written report on the extension of the construction period to the employer within 14 days after the above-mentioned reasons for the delay occur. Otherwise, if the delay occurs, it will be deemed that it will not have any impact on the contract construction period, and the employer will not provide any compensation for the construction period or costs.

If the employer proposes to advance the completion date or control the construction period, the contractor shall take various measures according to the employer’s requirements to meet the construction period. If the corresponding construction period is shortened by more than 30 days (excluding 30 days), the cost of the measures shall be negotiated by both parties and approved in writing by the project management department of the employer before signing a supplementary agreement or both parties shall handle a single settlement procedure according to the employer’s process system, The employer will not compensate for any rush work within 30 days (including 30 days).

When the construction period confirmed by the employer is postponed for a cumulative period of more than 6 months, both parties shall reach a consensus through consultation and obtain written confirmation and approval from the employer’s project management department. The employer may consider providing appropriate compensation to the contractor at its discretion.

6、 Employer’s on-site representative

6.1 The employer designates [*****] as the on-site representative. Any matters stipulated in this contract that have been confirmed in writing by the employer must be signed by the employer’s representative. The on-site representative appointed by the employer is responsible for supervising and managing the entire process of the contractor’s construction project, serving instructions or notices on behalf of the employer to the contractor, and receiving requests and notices from the contractor on behalf of the employer. However, the employer’s representative does not have any approval, recognition, confirmation, or recognition rights for any written instructions, notices, requests, applications, etc, unless expressly authorized in writing by the employer (such authorization or recognition must be stamped with the employer’s official seal to be valid); The employer has the right to adjust the designated on-site representative at any time upon written notice to the contractor.

6.2 The employer entrusts [*****] to supervise the supply of engineering materials, construction quality, construction period, and completion data. The director is [*****] (contact number: [*****]).

6.3 The employer entrusts [*****] as the general contracting unit for the implementation of civil and installation engineering in this project, and designates [*****] (contact number: [*****]) as the on-site representative of the general contracting unit;

6.4 The contractor shall respect the supervision unit and the general contracting unit of civil engineering in fulfilling their responsibilities. During the construction process, if the contractor does not comply with the supervision and coordination management of the supervision unit and the general contracting unit of civil engineering, the supervision unit has the right to suggest that the employer impose penalties on the contractor, with a penalty amount of 500-2000 yuan per occurrence. For units or individuals who do not cooperate seriously, it is the responsibility to suggest that the employer order them to unconditionally exit the construction site or terminate the construction contract. All economic losses and consequences shall be the responsibility of the contractor.

6.5 The employer hereby declares that the supervising party has never obtained separate authorization for changing the pricing method, increasing the engineering quantity, changing the design, and collecting settlement procedures. The employer has independent decision-making and negative rights, even if the supervising party claims to have obtained the consent of the employer or made any signature to the contractor. When the supervisor issues instructions or instructions related to the above matters, The contractor has the obligation to require the supervisor to provide written evidence of the approval of the employer. If necessary, the contractor shall promptly report the situation to the employer and obtain clear instructions from the employer. Otherwise, the contractor shall bear all responsibilities arising from this.

7、 Contractor’s on-site representative

7.1 The contractor designates [*****] (contact number: [*****]) as the on-site representative, who is the project manager. construction technical leader of the contractor is [*****] (contact number: [*****]).

7.2 Without the written consent of the employer, the contractor shall not change the on-site representative (project manager) and technical leader without authorization. Otherwise, the employer has the right to require the contractor to bear a penalty of 5% of the provisional total contract price per person. If the employer and supervisor consider that the above personnel (and their successors) have unqualified work qualifications and attitudes, the contractor shall replace them within a specified time. If the contractor fails to replace them within the time required by the employer, The contractor shall pay a penalty of one thousandth of the provisional total price of this contract per day per occurrence to the employer, and the employer has the right to demand that the contractor stop work, and the construction period is not smooth. If there are no qualified responsible personnel after more than 7 days of suspension, or if the contractor refuses to replace, or if the contractor fails to meet the requirements after two replacements, or if the number of unqualified personnel exceeds [5] (including 5), The employer has the right to terminate this contract and hold the contractor responsible for breach of contract.

7.3 The project manager of the contractor is the representative of the contractor stationed on the construction site. The contractor authorizes the project manager to handle all business related to the project, exercise and fulfill all responsibilities, rights, and interests of the contractor as stipulated in the construction contract on behalf of the contractor. Any document signed by the project manager in the performance of the contract shall be deemed as the contractor’s signature and recognition, and shall be binding on the contractor. All requirements, work connection letters, etc. of the contractor shall be signed and stamped by the contractor’s project manager in writing and submitted to the employer. In the process of contacting and negotiating with the employer, especially when it comes to project cost negotiations, the contractor’s non project manager staff members have no right to exercise the project manager’s authority, such as signing and confirming the quotation or construction drawings and change recognition, negotiating and confirming the material unit price, receiving bills, visas, single settlement, and signing and confirming the settlement statement. If the above engineering cost related work occurs and the contractor’s project manager is unable to attend, the employer has the right to refuse to negotiate with non project manager staff. Any work delay and related responsibilities caused by this shall be borne by the contractor. The Contractor can also authorize in writing [*****] (contact number: [*****]) (ID card number: [*****]), the corresponding cost personnel, to carry out the relevant project cost verification work on behalf of the Contractor with full authority, and to recognize and acknowledge the cost documents such as the price recognition sheet, the receipt sheet, the visa sheet, the single statement, and the settlement sheet signed and confirmed by the Contractor.

7.4 The project manager and relevant management personnel of the contractor must participate in regular or irregular engineering meetings organized by the employer. If they cannot attend due to reasons, they should apply to the employer 4 hours in advance and be absent after obtaining approval from the employer. Otherwise, the contractor shall pay a penalty of 200 yuan per person to the employer.

8、 Materials and equipment:

The materials and equipment purchased and supplied by both parties must comply with design requirements, relevant national quality standards, and government regulations. Both parties must have original factory qualification certificates, quality assurance certificates, and other quality documents required by current acceptance standards. If necessary, production licenses that comply with regulations must also be provided. All materials must be signed and approved by the employer before use. Without the employer’s approval, the contractor enters the site without permission, and all responsibilities and economic losses shall be borne by the contractor. The material supply interface is detailed in the technical requirements attachment of the contract and the corresponding agreement in the contract bill of quantities.

8.1 Materials provided by Party A

Materials and equipment provided by Party A: also known as materials and equipment supplied by the employer, refers to the materials and equipment purchased by the employer and delivered to the designated location on the construction site. The contractor is responsible for unloading (except for those explicitly unloaded by the supplier on site in the list), handling, and possible secondary handling, stacking, management, and use of materials and equipment. The amount of materials and equipment provided by Party A shall not be included in the contract price.

The accuracy of the planned quantity shall be borne by the contractor. If there is an excess of inaccurate materials, the contractor shall not be obligated to return the remaining materials. If the supply of materials is insufficient due to inaccurate planned quantities, the contractor may coordinate to replenish the materials for free twice. The contractor shall be responsible for any additional costs caused by sporadic replenishment exceeding two times and any delay in the construction period due to material replenishment cycle delay.

During special periods (such as the Spring Festival), relevant plans and orders should be placed as early as possible according to the requirements of the employer to ensure supply. Otherwise, any delay in the supply of materials by Party A caused by this shall be borne by the contractor.

8.1.1 The contractor shall prepare a supply plan for materials and equipment within the scope of the employer’s supply contract within 10 days after receiving the drawings for joint review, including quantity, specifications, and delivery time, and submit it to the employer for review. If the contractor fails to report in a timely manner, the responsibility shall be borne by the contractor.

8.1.2 The contractor shall submit monthly and weekly material supply plans to the employer in accordance with the project progress and the employer’s requirements, including the time, quantity, and model of material supply. The employer has the right to question the contractor about the quantity of supply, and the contractor must provide valid evidence to explain the reasons. Otherwise, the employer has the right to stop the supply or pay for the goods, and the contractor shall be responsible for the construction period and other responsibilities caused by this.

8.1.3 The contractor shall ensure the accuracy of the procurement plan amount provided (within a range of 5%), otherwise the responsibility for material replenishment and return caused by this shall be borne by the contractor. If the employer provides materials on time according to the plan provided by the contractor, but the contractor’s procurement plan is inaccurate, resulting in project delay and economic losses, the contractor shall be responsible. The materials provided by Party A generally arrive at the construction site according to the material supply cycle after being provided according to the weekly plan (see the list of materials provided by Party A for details). If the materials and equipment provided by Party A fail to arrive on site in a timely manner, resulting in work stoppage and other losses, it can be borne by the employer after written confirmation by the employer.

8.1.4 The employer shall provide materials and equipment according to the agreed content in the list, and provide product qualification certificates to the contractor, responsible for their quality.

8.1.5 The contractor shall designate a site acceptance specialist for materials provided by Party A, who shall have full authority to represent the contractor in performing the acceptance work of materials provided by Party A. The acceptance results of materials such as the delivery note and on-site inspection note signed and confirmed by the contractor shall be deemed to be agreed upon and confirmed by the contractor. The contractor shall also provide the identity certificate of the contractor’s on-site full-time material officer with their seal confirmation for the employer to keep. When handling the delivery of materials provided by Party A, the designated material officer of the contractor shall sign and stamp the project seal (when deemed necessary by the employer) along with the employer’s on-site representative to collect the materials, and use it as the basis for the completion settlement of material consumption provided by Party A.

8.1.6 The employer shall notify the contractor 24 hours before the arrival of materials and equipment. After the goods arrive at the site, the contractor shall arrange appropriate channels and unloading positions, and organize acceptance and unloading within 2 hours after the arrival. If the acceptance is not carried out within the specified time, it shall be deemed that the contractor has recognized the acceptance results of the employer. If the materials and equipment are damaged or lost, the contractor shall bear full responsibility.

8.1.7 The contractor is responsible for the transportation, acceptance, inspection, and storage of materials and equipment, and is responsible for the quantity of supply. The relevant procurement and protection costs are included in the measure fees and will not be separately calculated. If loss or damage occurs due to the contractor’s reasons, the contractor shall be responsible for compensation. If the employer fails to notify the contractor to count, the contractor shall not be responsible for the storage of materials and equipment, and the employer shall be responsible for any loss or damage.

8.1.8 The employer has the right to change the materials and equipment specified in the contract appendix to the materials and equipment provided by the employer based on specific circumstances.

8.1.9 The employer has the right to adjust the scope and quantity of materials provided by Party A according to the actual situation. Prior to the adjustment, a written notice shall be given to the contractor 15 days in advance, and corresponding adjustments shall be provided to the comprehensive unit price of the relevant engineering quantity list items in the appendix of this contract. The price adjustment method shall be implemented according to the provisions of the change price determined in this contract.

8.2 Materials and equipment supplied by Party B: also known as materials and equipment supplied by the contractor, refers to materials and equipment purchased by the contractor according to national regulations and acceptance standards. This type of material equipment is divided into B supplied brand A limited material equipment and other B supplied material equipment. The list of materials and equipment provided by Party B and Party A is detailed in Annex 9 “Bill of Quantities” of the contract. The materials in the list are designated brands by the employer, and the contractor shall purchase the materials and equipment themselves.

Limited by Party A and supplied by Party B: The quality standards, suppliers or brands of materials and equipment are limited by the employer, and the contractor shall organize and implement the procurement of materials and equipment. The contractor can independently select the final cooperation unit and implement procurement within the designated supplier range or meet procurement parameters, and the contractor can negotiate the main terms of the contract and pay for the goods on its own.

8.2.1 If the contractor is responsible for purchasing materials and equipment, they shall purchase them in accordance with the provisions of this contract, the employer’s instructions, design and relevant standards, and provide product qualification certificates. They are responsible for the quality of the materials and equipment. The contractor shall notify the representative of the employer for inspection 24 hours before the arrival of materials and equipment.

8.2.2 The quality of any materials and equipment used in this project must be approved in writing by the employer before procurement and use. Before ordering bulk materials and equipment, the contractor shall provide free samples for approval, which shall serve as one of the basis for the acceptance of materials and equipment. The approval of any sample by the employer shall not relieve or relieve the contractor of its obligations under the contract.

8.2.3 If the materials and equipment purchased by the contractor do not meet the design standard requirements or the samples or samples, if the employer is willing to accept them, in addition to accounting for 70% of the cost price of the materials held by the employer, the contractor shall also pay a penalty of 15% of the total price of the materials to the employer; If the employer is unwilling to accept, they have the right to request the contractor to immediately reorder and purchase products that meet the requirements. The contractor is responsible for the delay in the construction period caused by this, and has the right to pay a penalty of 30% of the agreed price of the returned materials each time; If the contractor refuses to return or exchange goods, or if the materials replaced by the contractor are still unqualified, or if the value of the unqualified materials purchased by the contractor exceeds 1% of the provisional total price of this contract, or if the contractor’s materials are inconsistent for a total of [3] times or more, the employer has the right to terminate this contract and hold the contractor responsible for breach of contract.

8.2.4 Before using the materials and equipment purchased by the contractor, the contractor shall conduct inspections or tests in accordance with the provisions of this contract and the requirements of the employer. Unqualified materials shall not be used, and the inspection or test costs shall be borne by the contractor.

8.2.5 If the employer discovers that the contractor has purchased and used materials and equipment that do not meet the design and standard requirements, they shall require the contractor to be responsible for repairing, dismantling, or re purchasing, and the contractor shall bear the costs incurred. The delayed construction period shall not be extended accordingly.

8.2.6 All materials and tools used by the contractor in the production and installation process must comply with current national and local regulations, industry standards, design standards, and the requirements of the employer (if there are inconsistencies in the aforementioned standards for the same project, the higher standard shall prevail). If the material variety and quality are unqualified or do not meet the design requirements of the employer, or the contractor’s engineering quality does not meet the quality standards stipulated in this contract, or the contractor’s construction site management is found to be unqualified and required to be rectified, the contractor shall be responsible for rectification until obtaining written approval from the employer. For each occurrence, the contractor shall pay a penalty of [500-5000] yuan per occurrence to the employer, and the construction period shall not be postponed, The employer shall impose additional penalties according to the situation, and the contractor shall bear all losses caused to the employer as a result; If the rectification is no longer possible, or the contractor refuses to rectify, or the rectification is not completed within the rectification period required by the employer, and the rectification is not completed after the employer’s written reminder, or the same or similar situation occurs again after the contractor’s rectification, or the contractor uses unqualified materials (tools) for a total of [3] times or more, or the value of unqualified materials used by the contractor exceeds 1% of the provisional total price of this contract, The employer has the right to unilaterally terminate the contract and hold the contractor responsible for breach of contract, and demand that the contractor compensate for all losses incurred as a result, including but not limited to losses caused by project delay, as well as losses in production and installation costs incurred by others. The requirements of the employer referred to in this clause include but are not limited to material grade, environmental standards, durability, durability, quality, visual appearance, construction technology, etc.

8.2.7 The materials and equipment supplied by the contractor for this project must ensure that they meet the quality standards and construction period requirements stipulated in this contract. If the materials and equipment cannot meet the quality standards and construction period requirements stipulated in this contract due to the contractor’s reasons, the employer has the right to change the supply type and method of materials and equipment as needed, and deduct this part of the price in full from the contract price according to the unit price in the bill of quantities, And require the contractor to bear the management fee deducted by 30% of the expenses.

8.3 Materials provided by Party A and Party B

8.3.1 Materials and equipment determined by Party A and provided by Party B: refers to the materials and equipment specified by the employer in terms of price, samples, brand, and specifications (with recommended suppliers), which are purchased by the contractor themselves. The materials and equipment that are not marked with “provisional material values” in the attachment of the special contract shall have a price determined by the employer before the contract is signed. The contractor shall directly enter the comprehensive unit price according to the price provided by the employer, and shall not adjust it during settlement; The material and equipment marked as “provisional material value” will receive a “selection notice” from the employer during the actual construction process. These materials and equipment will be included in the comprehensive unit price at the time of contract signing based on the “provisional material value”, including all expenses such as getting off the vehicle, stacking, and procurement and storage fees.

8.3.2 Materials determined by Party A and supplied by Party B (paid by the contractor to the supplier), with a prepayment of 5%; The progress payment shall be made on a monthly basis. Within ten working days after the monthly supply is completed and accepted by the contractor, the contractor shall pay 80% of the approved output value of the goods to the supplier; Within 30 working days after the completion of the supply of the project and the completion of the settlement between the contractor and the supplier, the contractor shall pay 100% of the total settlement price of the goods to the supplier. (Unless otherwise agreed)

8.3.3 When the contractor handles project payment requests/settlements, the contractor shall provide the material supply documents provided by Party A and Party B as one of the basis for payment requests/settlements, which is used to check the legality of the materials (equipment) used in the construction project.

If there are issues with the legality of the contractor’s material procurement, the payment request/settlement process shall be suspended, and a comprehensive review shall be conducted immediately until the relevant matters are clarified and the relevant issues are resolved.

8.3.4 Limited by Party A and supplied by Party B

The quality standards, suppliers or brands of materials and equipment shall be limited by the employer, and the contractor shall organize and implement the procurement of materials and equipment. The contractor can independently select the final cooperation unit and implement procurement within the designated supplier range or meet procurement parameters, and the contractor can negotiate the main terms of the contract and pay for the goods on its own.

8.4 Material replacement:

8.4.1 Regardless of the reasons for the replacement of materials or equipment proposed by the contractor, written consent from the employer must be obtained in advance and written records must be kept. Any increase in costs and construction period caused by the contractor’s request for replacement shall be borne by the contractor; Any increase in costs and construction period caused by the employer’s request for replacement shall be borne by the employer; If the cost saved by replacing materials and equipment is attributed to the employer. The adjustment of the comprehensive unit price of the corresponding bill of quantities shall be settled according to the agreed pricing method determined in this contract, and both parties shall handle a single price confirmation procedure according to the employer’s process system.

8.4.2 If the contractor uses alternative materials or equipment without obtaining written consent from the design and employer, the employer has the right to choose any of the following methods to solve the problem:

8.4.2.1 Require the contractor to replace or rework, and the contractor shall pay a penalty of 30% of the agreed price of the returned materials to the employer. If the penalty is not sufficient to compensate for the losses suffered by the contractor, the contractor shall make up for it separately, and the contractor shall bear the responsibility for any delay in the construction period and increased costs caused thereby; If the contractor refuses to rectify, or if the contractor uses the replaced materials or equipment more than twice (including twice) without authorization, or if the value of the replaced materials or equipment purchased by the contractor exceeds 1% or more of the provisional total price of this contract, the employer has the right to terminate this contract and hold the contractor responsible for breach of contract;

8.4.2.2 If the employer is willing to accept the replacement equipment and materials used by the contractor, the contractor shall pay a penalty of 15% of the material price to the employer. At the same time, the employer has the right to deduct the price of the replaced materials and equipment in full from the contract settlement payment based on the unit price of the bill of quantities. After the employer collects or deducts sufficient penalty fees, the price of the replacement equipment and materials used by the contractor shall be calculated, The employer shall pay the contractor 70% of the market price investigated by themselves, and the contractor shall not have any objections;

8.4.2.3 If the contractor causes serious losses to the employer due to the use of substitute equipment and materials, the employer shall directly terminate this contract and hold the contractor responsible for breach of contract.

8.5 All materials and equipment must comply with relevant national technical specifications, “Technical Requirements,” design requirements, acceptance standards, and government regulations (including environmental protection). The sampling and inspection of materials must be carried out by the contractor on the construction site, and must be present by the employer. Only after passing the inspection and obtaining written confirmation from the employer can they be used.

Inspection and testing fees: All inspections within the construction scope of the contractor shall be carried out by the contractor in the presence of th\e employer and the supervising unit, and the contractor shall be responsible for sending samples for testing and bear the costs, including but not limited to “Party A supplied, Party A refers to Party B supplied, and Party B supplied materials for re inspection.

If the contractor fails the sampling test of the materials supplied by the employer according to the specifications, the contractor shall double the sampling test according to the specifications, and the testing fee for the double sampling test shall be borne by the employer. The unqualified materials shall be arranged by the employer to be promptly transported out of the site, and the employer shall only bear the cost of material handling and removal. If this affects the construction period, the corresponding clauses for construction delay shall apply.

8.6 Corresponding to the materials determined by Party A and provided by Party B or limited price materials, the contractor shall ensure that the material payment is exclusively used. For the payment from the designated supplier on the limited price list, timely payment shall be made. If the employer discovers that the contractor has defaulted on the supplier’s payment after investigation, the employer has the right to directly pay and deduct it from the contractor’s current project progress payment, and collect 15% of the amount of this payment from the contractor as a management fee.

8.7 The material processing requirements are detailed in Annex 12 “Technical Requirements” and the list preparation instructions. The surface colors of all materials specified by the employer must comply with the color plate requirements provided by the employer; And the contractor shall submit material and equipment samples according to the requirements of the employer. If the employer fails to approve the contractor’s submission of samples, the contractor agrees to seal them according to the material samples provided by the employer. During the construction process, the construction and acceptance shall be strictly carried out according to the sealed samples. The contractor shall bear all losses and related responsibilities caused by the failure to produce the samples.

8.8 The contractor agrees to process and purchase the main materials of this project at designated locations and provides a list of processing factories for the employer’s written confirmation. If the materials are not qualified, the employer has the right to unilaterally terminate the contract performance. Bulk material procurement and mobilization must be confirmed by the employer at the factory before procurement. Before bulk construction, small samples must be confirmed by the employer before large-scale construction.

8.9 Material and Equipment Settlement:

8.9.1 Calculation method for material and equipment consumption: All materials and equipment losses in this project shall be calculated based on the losses determined in the material loss table in the contract list

8.9.2 The amount of materials and equipment supplied by the employer shall be based on the receipt signed by the contractor, and the settlement amount determined by both parties shall be based on the calculated amount and the loss amount in the contract list.

8.9.3 If the amount of materials and equipment supplied by the employer exceeds 3% (including) of the amount determined by both parties (the sum of the calculated amount and the loss amount), the excess amount shall be deducted from the contractor based on the actual average purchase price (pre tax) provided by the employer plus 30% management fee; If it exceeds 3% (excluding) and does not exceed 10% (including), the excess shall be deducted from the contractor based on the actual average purchase price (before tax) provided by the employer and 80% management fee. When the amount received exceeds 10% (excluding) of the amount determined by both parties, it is considered malicious over receiving. The contractor shall pay a penalty of double the value of the over received materials (calculated based on the actual average purchase price provided by the employer) plus 30% of the management fee to the employer, which shall be deducted during project settlement. (When settling the difference in the quantity of materials received by Party A, the difference in quantity shall be calculated separately based on the material category and specification. When the penalty for exceeding the quantity is imposed, the category shall be summarized in the same measurement unit and calculated based on the actual weighted average purchase price provided by the employer.).

8.9.4 If the actual amount received by the contractor is less than the settlement amount, a reward of 100% of the saved amount will be given (calculated based on the actual average purchase price provided by the employer). The actual amount received shall be summarized and signed by the warehouse management personnel of the employer based on the supply receipt signed by the contractor; The settlement amount is calculated based on the construction drawings+the theoretical net amount agreed in the change visa contract+the loss rate reported by the contractor. When the loss rate reported by the contractor exceeds the employer’s limit, the loss amount is calculated according to the limit.

If the normal allowance is exceeded, the contractor must provide a written explanation of the situation and report it to the supervising unit and the employer for review and confirmation before proceeding. Otherwise, no reward will be refunded. The employer has the right to conduct relevant surveys and investigations based on the actual situation, and impose relevant penalties on the contractor for any savings caused by reasons such as cutting corners on work and materials, false reporting and concealing relevant visa receiving records, and failure to strictly follow the construction drawings. The contractor shall bear the responsibility for settlement review delay, quality and safety, and other related responsibilities caused by this.

9、 Quality requirements

9.1 The quality evaluation and acceptance standards for this project are based on the construction drawings, method statements, design changes, drawing review minutes signed and confirmed by the employer, as well as the relevant national and local design and quality acceptance specifications or industry standards. (If there are inconsistencies in the requirements for the same project in the aforementioned standards, the higher standard shall prevail).

9.2 The quality of this project should meet the qualified standards required by national and local regulations, industry standards, contract requirements, and national acceptance records (if necessary).

9.3 Both the employer and the contractor shall promptly handle the inspection and acceptance procedures for concealed and intermediate works. After each process is completed, the contractor shall provide inspection records and reports (which must be accompanied by process text and image records for each floor and building). The representative of the employer and the supervisor shall inspect each process, and the three parties shall sign the inspection record before proceeding with subsequent construction. The contractor shall not use this as a basis for exempting responsibility for engineering quality issues. The contractor shall notify the employer in writing 24 hours in advance after meeting the inspection and acceptance conditions and passing the self inspection. The employer shall conduct the acceptance within 72 hours after receiving the notice. If the employer fails to participate in the acceptance of concealed and intermediate works on time without giving reasons, or fails to carry out the acceptance after being notified again by the contractor, the contractor may conduct the acceptance on its own. If the employer requests a re inspection, the contractor shall handle the re inspection as required. If the re inspection is qualified, the employer shall bear the cost of the re inspection; If the re inspection is not qualified, the cost of re inspection and rework shall be borne by the contractor, and the construction period shall not be postponed. If the contractor conceals the project without notifying the employer’s supervisor for inspection and confirmation according to the procedure, regardless of whether the re inspection is qualified or not, the responsibility and cost for project delay shall be borne by the contractor.

9.4 In order to strengthen on-site quality management, the contractor shall, in accordance with the requirements of the employer, use the “[*****] Quality Inspection” management software during the construction process of the project, with a focus on uploading, recording, rectifying, and responding to data in modules such as “on-site inspection”, “actual measurement”, “process acceptance”, “process handover”, and “material acceptance”, For specific requirements, please refer to Annex 13 “Engineering Specification” and “Trial Measures for Management of [*****] Quality Inspection System”. If the attachment content is updated, the new requirements shall be followed, and the contractor shall unconditionally accept the corresponding rewards and punishments from the employer.

9.5 In order to strengthen on-site quality supervision, the employer will invite a third-party engineering quality evaluation company to conduct irregular flight inspections of the project, including “process evaluation”, “leakage prevention special evaluation”, “delivery evaluation”, “material special evaluation”, etc., and incorporate the evaluation results into the engineering quality evaluation system and performance evaluation system. The execution methods, inspection contents, and standards for flight inspections are detailed in Annex 13 “Engineering Specifications”, “Third Party Flight Inspection Management Measures”, and “Third Party Flight Inspection Evaluation System”. If the attachment content is updated, the new requirements shall be followed, and the contractor shall unconditionally accept the corresponding rewards and punishments from the employer.

9.6 Before the handover of the project, the walls and roofs must undergo airtightness and water spraying tests. In case of water leakage, the contractor shall bear full responsibility and unconditionally rectify to meet the standards. The contractor shall be responsible for any delay in the construction period and any increase in costs caused thereby. At the same time, the contractor shall pay a penalty of 2000 yuan per leakage point to the employer. At the same time, the contractor shall clean the project before delivery and provide a complete set of usage and maintenance manuals (including but not limited to daily correct usage and precautions, maintenance methods, maintenance intervals, cleaning procedures, cleaning methods, fixed methods for machinery and equipment, and safety assurance measures during cleaning).

The contractor shall be responsible for all acceptance, pre inspection, and daily cleaning work in the project, and shall complete the cleaning work according to the contract attachment “Engineering Specifications and Technical Standards” on the opening day and delivery day of the employer’s land. The resulting costs have been included in the contract list measures table.

9.7 If a quality accident is caused by reasons other than the employer’s fault, the losses and rework costs caused shall be borne by the contractor, and the contractor shall also bear the cost of restoring the semi-finished and finished products of other types of work units that are damaged due to rework. If the construction period is not extended and losses are caused to the employer, the contractor shall compensate in full.

9.8 If any materials or equipment provided or purchased by the contractor (if any) do not meet the requirements of this article, attachments, and other provisions of this contract, both parties shall comply with the provisions of Article 8.4 of this contract.

9.9 The engineering quality assurance period should comply with the service life of the engineering design. The contractor is responsible for the lifelong safety responsibility of this project in accordance with relevant national regulations for project quality and safety.

9.10 For all projects that require the employer to provide samples, the contractor shall unconditionally cooperate in the execution. If they refuse to cooperate, they shall be dealt with in accordance with Article 14.4 of Liability for Breach of Contract. (Refer to Article 14.4 for liability for breach of contract)

9.11 Re inspection

Regardless of whether the engineer agrees to carry out concealment, when they request a re inspection of the already concealed project, the contractor shall peel off or open holes as required, and cover or repair it again after inspection.

If the concealed project was concealed with the consent of the engineer before the re inspection, the employer shall bear all additional contract amounts incurred and compensate the contractor for losses when the inspection is qualified. If the inspection fails, the contractor shall bear all costs and construction period losses incurred.

10、 Safety production and fire prevention responsibilities

10.1 The construction materials used by the contractor shall comply with the “Ground Heating Law of the People’s Republic of China”, relevant fire protection design specifications, national mandatory specifications, and the requirements of the general contracting unit and supervision unit of civil engineering.

10.2 During the construction period, the contractor shall strictly comply with the Safety Technical Regulations for Construction and Installation Engineering, the Safety Operation Regulations for Construction and Installation Workers, the Regulations of the People’s Republic of China on Floor Heating, and other relevant regulations and specifications. Implement the policy of “safety first, prevention first”, do a good job in various protective measures, and ensure regular, institutionalized, and standardized safety production. Seriously implement various safety management systems, resolutely eliminate illegal commands and operations, and the contractor should continuously provide safety education to its employees and conduct timely inspections to identify and eliminate hidden dangers in a timely manner. Obey the management of the employer and supervisor in terms of safety production and civilized construction, and actively cooperate to ensure safe and civilized construction, and prevent the occurrence of death, serious injury accidents. In case of accidents such as casualties, the contractor shall bear all responsibilities and losses.

.

10.3 If the contractor violates relevant safety operation regulations and floor heating regulations during the construction and production process, resulting in safety or fire accidents, the contractor shall bear all economic losses and legal responsibilities caused thereby.

11、 Payment method

11.1 Performance Security Deposit: Is there a performance security deposit for this project? [Yes]

The contractor is required to provide a performance bond of 3% of the contract amount, which is 101,000.00 yuan. (Calculated in thousands); This includes: (1) transferring a portion of the bid security to the performance security; (2) 50% of the remaining amount after deducting the bid security deposit/yuan, i.e. 50,500 yuan, shall be paid by bank transfer within 15 working days after the issuance of the bid winning notice; (3) 50% of the remaining amount after deducting the bid security deposit/yuan, i.e. 50,500 yuan, shall be provided as a bank guarantee within 20 working days after the signing of this contract; If the above-mentioned performance guarantee is not paid or provided in a timely manner, the employer has the right to deduct it from the subsequent progress payment until it is fully deducted; After the completion acceptance of this project is qualified, the employer will return the performance bond to the contractor without interest.

11.2 Advance Payment: Is there an advance payment for this project? [No]

11.3 In accordance with the relevant provisions of Chengdu Municipal Bureau of Labor and Social Security and Chengdu Municipal Commission of Construction on the participation of non urban registered residence employees of construction enterprises in comprehensive social insurance, the Contractor shall handle the procedures of opening accounts, personnel declaration, change and cancellation of comprehensive insurance in accordance with the relevant provisions, and timely submit the Comprehensive Insurance Payment Confirmation Letter, Certificate of Insurance Participation of Construction Enterprises and other filing procedures, Otherwise, the relevant responsibilities arising from this shall be borne by the contractor.

11.4 Payment of project progress payment and settlement payment: The contractor shall declare the current progress on a monthly basis. After being reviewed and confirmed in writing by the employer, the employer shall pay the project progress payment at 80% of the completed project quantity reviewed in the current period, and deduct the withholding amount that the contractor shall bear. The measure fee shall be paid in proportion to the progress payment based on the completed output value reviewed in the current period (deducting a single settlement amount) and the corresponding proportion of the contract measure fee (the cumulative proportion of measure fee suspension payment is the same as the progress payment agreement), and the payable amount shall be deducted at the same time.

11.4.1 Within 40 calendar days after the formal construction drawings are completed and handed over to the contractor, the contractor must submit complete blueprint settlement materials.

11.4.2 The contractor shall complete the blueprint settlement verification work within 90 calendar days after submitting the complete blueprint settlement materials (based on the date of signature and seal of the report jointly confirmed by the consulting unit entrusted by the employer and the contractor).

11.5 After passing the completion acceptance, the contractor shall complete all the projects within its contracted scope and submit a complete set of settlement materials (including verified blueprints for settlement) after passing the acceptance confirmation by the employer and the supervising unit. The employer shall pay 85% of the audited and confirmed completed project quantity;

11.6 After a single settlement is completed and verified with the contractor’s signature and confirmation, the employer shall make synchronous payments with the monthly progress ratio.

11.7 After reviewing the completed quantities (excluding the payment for materials and equipment provided by Party A) of each phase above 11.7, the progress payment shall be made according to the agreed payment proportion.

11.8 After the completion of this project and passing the completion acceptance signed by the employer, the supervising unit, and relevant units, the project completion settlement shall be processed. Within 30 days after the settlement is completed and there is no objection from both parties, the employer shall pay 95% of the total settlement price confirmed in the settlement report to the contractor within the formal settlement letter or settlement agreement signed by both parties, 5% of the total settlement price is reserved as the project warranty deposit (in accordance with the provisions of Annex 1 “Construction Contract Warranty and Maintenance Terms” of the contract).

The deadline for the employer to refund the warranty deposit is 2 years from the date when the employer delivers the property to the buyer. After the expiration of the above-mentioned period, the contractor shall submit a written application for the refund of the warranty deposit to the employer. After the supervising engineer, property management unit, and the employer have no objections to the project quality and jointly confirm in writing that there are no quality issues (including claims from the owner or third party caused by quality issues), the warranty deposit settlement shall be completed within 28 days, After completing the settlement procedures for the warranty deposit and deducting any expenses (if any) that the contractor should bear during the warranty period, the employer (without interest) shall pay the remaining part of the project quality warranty deposit payable by the contractor. The remaining quality warranty deposit payable is 5% of the total project settlement price, minus the total amount of the “Deduction Notice” issued by the employer during the warranty period.

11.9 The contractor must ensure the effective protection of the legitimate rights and interests of migrant workers, timely and fully pay the wages of migrant workers. All responsibilities caused by the arrears of migrant workers’ wages shall be borne by the contractor. If any direct economic losses are caused to the employer, the contractor shall be responsible.

11.10 If the contractor causes delays in the construction process, the quality cannot meet the requirements stipulated in this agreement, and the on-site management is chaotic, the fines and losses incurred during the construction process shall be offset by the engineering deposit or deducted from the progress payment. If not, the employer may directly deduct them from the engineering payment.

11.11 The above payments also need to meet the monthly payment regulations of the employer. The specific time: The contractor should submit the application materials for the progress payment completed from the 15th to the 14th of the previous month to the employer before the 20th of the current month, including detailed visual progress, current cost calculation sheet, current payment application form, and three monthly settlement ledger. The cost calculation sheet should include the accumulated completed quantities as of the current month, the accumulated completed quantities of the previous month, the progress of the completed quantities of the current month, and a summary analysis table of the main materials and equipment provided by Party A and designated by Party A, which should be kept by the employer for reference. The supervision principle is to review the completed part quantity within 2 calendar days and report it to the employer. The employer principle is to review and approve or raise inquiries and modification opinions within 10 calendar days.

11.12 The contractor must open an account at the following bank designated by the employer. The project funds paid by the employer to the contractor shall be paid by the employer to the designated bank account confirmed by the contractor (payment of the project funds by the employer to the following bank account confirmed in writing by the contractor shall be deemed as completion of payment). The contractor shall ensure the accuracy and continuity of the payment account information. If there is a change, the contractor must notify the employer in writing in advance. Otherwise, the employer shall be exempt from liability for the consequences of delayed or incorrect payment. If the contractor changes, the changed account should still belong to the following banks.

1) [*****];

2) [*****];

3) [*****].

11.13 This project requires the issuance of a special invoice for value-added tax corresponding to the agreed tax rate in the contract list. The value-added tax shall be adjusted in accordance with relevant national policies and shall be uniformly adjusted during the completion financial settlement; Input tax deduction and value-added tax corresponding to urban construction tax, education surcharges and other additional taxes are comprehensively considered in the pre tax price and are not adjusted with the adjustment of value-added tax rate.

11.14 The employer shall pay the project funds through transfer payment. No matter how stated in the contract documents, the employer has the right to deduct or offset any amount confirmed by the contractor to be payable to the employer under this contract from the amount payable to the contractor (including warranty money).

11.15 No matter how stated in the contract documents, the employer has the right to deduct or offset any amount confirmed by the contractor to be payable to the employer under this contract from the amount payable to the contractor (including warranty money). Under no circumstances can the performance bond be considered as the upper limit of the contractor’s liability.

12、 Responsibilities of both parties:

12.1 Responsibilities of the employer:

12.1.1 Supervise and inspect the quality and progress of the project, as well as the safe and civilized construction of the contractor. Require rectification of the contractor’s misconduct and impose corresponding penalties.

12.1.2 Provide necessary working surfaces for the contractor’s installation and construction.

12.2 Responsibilities of the contractor:

12.2.1 The contractor shall ensure that its construction personnel comply with the various rules and regulations of the employer and the general contracting unit for civil engineering on-site management, comply with management, protect the finished and semi-finished products on site, and carry out safe and civilized construction.

12.2.2 Do a good job in protecting public facilities such as greenery and street lights in the community. Responsible for protecting finished products before handover and cleaning the construction site to ensure the cleanliness of finished materials. All construction debris and garbage generated by the contractor during the construction process or before handover shall be promptly cleaned and transported. If not cleaned and transported in a timely manner, it shall be deemed as not meeting the conditions for civilized construction or handover. The employer has the right to refuse acceptance or choose to send someone else to clean and transport, and the contractor shall be responsible for any delay in the construction period caused by this. However, if the employer assigns someone else to be responsible for the clearance, the cost will be calculated based on the double price of the actual clearance fee incurred (the clearance fee shall be based on the amount actually paid by the employer to a third party, and the contractor has no objection). The employer has the right to directly deduct it from the contractor’s progress payment or settlement payment, and the contractor shall not have any objection.

12.2.3 The contractor guarantees that the materials used comply with the specifications and the employer’s requirements, and provides the employer with the certificate of conformity and relevant information of the materials used. All materials should be reviewed for on-site dimensions before placing an order. For bulk products such as wood products, stone, aluminum plates, etc., external processing must be carried out, and processing and layout drawings must be provided. Orders can only be placed after inspection by the employer.

12.2.4 The contractor must purchase accident insurance for employees engaged in hazardous operations, and purchase insurance for the lives, property, and construction machinery and equipment of its own personnel and third-party personnel within the construction site, and pay insurance fees. The safety during construction is the responsibility of the contractor. In the event of a safety accident, the contractor shall bear the economic and legal liability for the personal and property losses caused to the employer, the contractor, and any third party. If the employer is claimed as a result, the contractor shall be responsible for the compensation, legal fees, litigation fees, appraisal fees, and other expenses borne by the employer. If other losses are caused to the employer, the contractor shall make up for them separately, And the employer has the right to terminate this contract and hold the contractor responsible for breach of contract based on the severity of the situation. The contractor is responsible for the salaries, insurance, and living expenses of the contractor’s employees.

12.2.5 The contractor must strictly follow the construction drawings, technical requirements, and national engineering specifications and standards of this project, strengthen the original on-site records and testing, and ensure the quality of the project. However, the information reflected in the design blueprint and relevant materials and documents provided by the employer shall be reviewed by the contractor based on the actual situation on site. If there is any discrepancy or obvious error with the site, the contractor shall promptly notify the employer in writing, otherwise the losses caused shall be borne by the contractor.

12.2.6 The contractor shall prepare a construction schedule and construction organization design based on the actual work situation within 5 days after the signing of this contract, and shall comply with them after being approved by the employer. The employer has the right to inspect and supervise the milestones of the construction period. If the contractor delays the submission, the contractor shall pay a penalty of [1000] yuan/day to the employer for each day of delay. If the delay exceeds [14] days, the employer has the right to terminate this contract and hold the contractor responsible for breach of contract.

12.2.7 The contractor shall carefully ensure the quality, quantity, and timely completion of the project. During the construction process, the contractor must actively cooperate with the construction and other related work of the decoration demonstration area according to the time and other requirements proposed by the employer, in order to meet the needs of the employer’s marketing planning and investment promotion. In order to cooperate with the sales management work of the employer, the contractor must achieve civilized construction, especially meeting the following requirements of the employer:

1) Do not damage the finished and semi-finished products of other construction units.

2) All construction personnel (including subcontractors) must dress uniformly and neatly.

3) The materials and machinery on the site are stacked neatly and in a standardized manner, and the domestic and construction waste generated on the site must be removed on the same day.

12.2.8 In order to strengthen on-site quality management, the contractor shall, in accordance with the requirements of the employer, use the “[*****] Quality Inspection” management software during the construction process of the project, with a focus on uploading, recording, rectifying, and responding to data in modules such as “on-site inspection”, “actual measurement”, “process acceptance”, “process handover”, “material acceptance”, and “sample management”, The specific requirements are detailed in Annex 13 “Engineering Specifications” and “Trial Measures for the Management of [*****]”. The contractor unconditionally accepts the rewards and punishments made by the employer in accordance with this method.

12.2.9 In order to strengthen on-site quality and safety supervision, the employer will invite a third-party engineering quality assessment company to conduct irregular flight inspections of the project, including “process assessment”, “leakage prevention special assessment”, “delivery assessment”, “material special assessment”, etc., and incorporate the assessment results into the engineering quality assessment system and performance assessment system. Specific job requirements, management systems, inspection systems, and standards can be found in Annex 13 “Engineering Specifications” and “[*****]”.

12.2.10 The contractor shall cooperate with the quality inspection work of a third-party engineering quality assessment company, including but not limited to participating in special meetings, providing inspection tools (impact drills, laser line projectors, laser leveling instruments, guiding rulers, tower rulers, etc.), accompanying and signing to confirm the inspection results on site. The contractor shall actively rectify various problems discovered during third-party inspections and unconditionally accept rewards and punishments made by the employer in accordance with this system.

If it is found that the contractor bribed a third-party company through cash, red envelopes, gifts, banquets, etc., it shall be deemed as a breach of contract by the contractor, and a penalty of at least 10000 yuan shall be imposed as appropriate.

12.2.11 In order to strengthen on-site quality and safety management, the employer will organize monthly inspections on project quality, safety, and problem rectification, and incorporate the evaluation results into the project quality evaluation system and performance evaluation system. Please refer to the attached “Trial Measures for Monthly Inspection and Assessment of [*****] Project” for specific job requirements, management systems, inspection systems, and standards.

The contractor shall cooperate with the monthly inspection work, including but not limited to participating in special meetings, providing inspection tools (impact drills, laser line projectors, laser leveling instruments, guiding rulers, tower rulers, etc.), accompanying on-site personnel and signing to confirm the inspection results. The contractor shall actively rectify various problems discovered during the monthly inspection and unconditionally accept the rewards and punishments made by the employer in accordance with the management measures.

12.2.12 It should comply with the “Regulations on Noise Reduction and Dust Classification Management in Construction Engineering”, “Regulations on Quality Inspection and Supervision of [*****] Materials and Equipment”, and “Safety Production Regulations” in Annex 13: Engineering Specifications

13、 Repair and warranty:

13.1 The warranty period shall be calculated from the date of expiration of the centralized delivery period by the employer after the completion acceptance of all projects meets the qualified standards and is delivered to the employer. The warranty period is detailed in Annex 1 “Construction Contract Warranty and Maintenance Terms” of this contract.

13.2 The contractor shall be responsible for cleaning the construction site after each repair is completed, and obtaining the acceptance signature of the employer after completion. The contractor shall be deemed to have completed the repair obligation only after the signature and confirmation of the employer. If the repaired project experiences the same or similar defects again within six months, regardless of whether it is still repaired by the contractor within the warranty period.

13.3 The contractor promises that regardless of whether the quality defects mentioned above are the responsibility of the contractor, the employer, or the owner, upon receiving the notice, they will comply with the above timeliness requirements and conduct maintenance without any reason. During the maintenance process, they will jointly obtain evidence with the employer and the owner to determine the cause of responsibility. If the quality defects are not the responsibility of the contractor, the responsible party will pay the material and labor costs to the contractor.

13.4 All direct losses incurred by the employer and the owner due to the quality issues of the contractor’s project, including losses such as check-out and compensation, shall be unconditionally borne by the contractor. If the owner or a third party raises a claim due to quality issues, the contractor authorizes the employer to fully represent the contractor to negotiate with the owner or a third party for compensation and determine the compensation amount. The negotiation result shall become effective immediately after being signed by the employer and the owner or a third party. The employer shall issue a “Deduction Notice” to deduct the total amount of expenses that the contractor must bear from any payment made by the employer to the contractor after notifying the contractor in writing. If there are any deficiencies, the contractor shall make up for them separately.

13.5 For quality issues related to structural safety, it is necessary to immediately report to the local construction administrative department and take safety precautions in accordance with the provisions of the “Measures for Quality Warranty of Housing Construction Projects”; The warranty plan shall be proposed by the original design unit or a design unit with corresponding qualifications, and the contractor shall implement the warranty and bear all costs incurred by the warranty.

13.6 Maintenance: In accordance with the spirit of the national two certificates and one certificate, the contractor promises to carry out lifelong maintenance of the project after the warranty period expires, and only charges for labor and material costs during maintenance. If the contractor fails to fulfill the maintenance obligation, the employer has the right to hire other professional companies for maintenance, but any additional costs incurred as a result shall be compensated by the contractor.

14. Liability for breach of contract:

14.1 The contractor shall complete the project within the agreed construction period (including the total construction period and the construction period of each building number) and deliver the qualified project to the employer for use. For each day of delayed delivery or one day of delayed phased construction period, the contractor shall pay a penalty of 5 ‰ of the provisional total contract price to the employer, which shall be accumulated on a daily basis. If the cumulative number of overdue completion days (including phased construction period) for each building number exceeds [30] days, or the total construction period exceeds [20] days, the employer has the right to terminate this contract and hold the contractor responsible for corresponding breach of contract.

14.2 If the materials or construction quality used by the contractor do not meet the requirements of this contract, or cannot pass the acceptance, the contractor has the obligation to replace or repair and bear the relevant costs on its own. If the delay is caused as a result, the contractor shall bear the liability for breach of contract in accordance with the previous clause; If the contractor refuses to replace or repair after receiving the notice from the employer, or if the non-conforming materials or construction quality reaches 5 or more places, or if there is no substantial improvement within three calendar days from the date of the written request of the contractor for correction, the employer has the right to terminate the contract and hold the contractor responsible for corresponding breach of contract.

The contractor shall make sure the acceptance check pass, and due to the contractor’s reasons, the contractor shall bear the responsibility for project delay, breach of contract, and related rectification costs caused by multiple inspections.

14.3 The contractor promises to have independent legal personality and the necessary construction qualifications and safety responsibility subject qualifications to complete this project, and shall not subcontract or subcontract this project in any form. Otherwise, the employer has the right to terminate the contract and hold the contractor responsible for breach of contract. If the employer accepts illegal subcontracting or subcontracting of qualified work results that have been actually completed, the employer will only settle 60% of the contract price corresponding to the actual completed quantity of the subcontracting or subcontracting project. After settlement, the contractor can pay it or directly pay it to the actual construction personnel identified by the employer. Any economic disputes and legal consequences between the contractor and the actual construction personnel caused by this shall be borne by the contractor.

14.4 The contractor and its construction personnel must comply with the management regulations on site safety, civilized construction, environmental protection, etc. Otherwise, for each occurrence, the contractor shall pay a penalty of ¥ 3000 yuan/person/occurrence to the employer. If two or more safety accidents occur or if uncivilized construction occurs three or more times, it shall be deemed as causing serious impact on the employer. The employer has the right to terminate the contract and hold the contractor responsible for breach of contract.

14.5 The contractor shall handle disputes with its employees, suppliers, and other third parties on its own, and shall not default on the wages of construction personnel or supplier payments for reasons such as settlement disputes, project payments being delayed, unaudited, or unsettled. Regardless of the reason, if the contractor’s construction project is damaged or interferes with the normal work order or social order of the employer due to migrant workers’ petitions or visits, strikes, sit ins, street marches, roadblocks, etc., it shall be deemed as a breach of contract by the contractor. The contractor shall pay a penalty of RMB 50000 per person per day to the employer, and the penalty shall be directly deducted from the contractor’s accounts receivable or due accounts receivable, And the contractor shall bear all economic losses and legal liabilities caused to the employer or third parties as a result. The employer has the right to directly pay the wages of workers or supplier payments on behalf of the contractor, and the amount paid shall be directly deducted from the contractor’s project payment. The employer reserves the right to report to the police and hold the contractor responsible for civil and criminal matters in accordance with the law. And the employer may terminate this contract according to the severity of the situation and hold the contractor responsible for corresponding breach of contract.

14.6 If a project quality or safety accident is caused by reasons other than the employer, the contractor shall bear the compensation responsibility for the personal and property losses of the employer, the contractor, and any third party caused by this. If the employer is claimed as a result, the contractor shall be responsible for the compensation, legal fees, litigation fees, appraisal fees, and other expenses borne by the employer as a result. If other losses are caused to the employer, the contractor shall make up for them separately.

14.7 Unless otherwise agreed in this contract, if the contractor terminates the contract without the written consent of the employer, or if the employer terminates the contract in accordance with the contract or in accordance with the law due to the contractor’s breach of contract, the unpaid amount shall not be paid. The contractor shall pay a penalty of 30% of the provisional total price of this contract to the employer. If the penalty is insufficient to compensate for the contractor’s losses, the contractor shall make up for it separately. If the employer is willing to accept that the contractor has already constructed qualified projects, the employer shall settle 60% of the payable amount of the completed qualified part after confirming deduction or receiving sufficient breach of contract compensation (the quality assurance deposit shall also be deducted at 5% of the total settlement amount).

Regardless of the reason for the termination of the contract, the contractor shall immediately hand over all relevant construction materials and building materials belonging to the employer after receiving the notice of termination from the employer, and unconditionally exit within three days. Otherwise, the contractor shall pay the employer a site occupancy fee of 50000 yuan/day for every day overdue; If the deadline exceeds [15] days, in addition to bearing the site occupation fee, all materials, tools, equipment and facilities left by the contractor on the project site of the employer shall be deemed as abandoned by the contractor. The employer has the right to handle it on its own, and the contractor shall bear all losses caused thereby

14.8 When the payment terms are mature, if the project payment is delayed due to the fault of the employer, and the employer fails to pay the project payment according to the time notified in writing by the contractor after receiving another written notice from the contractor, the contractor has the right to demand that the employer pay a penalty of 20% higher than the bank deposit interest rate for the same period.

14.9 If the project has passed the completion acceptance but the contractor refuses to deliver or refuses to clear the site within a specified time, or if the project has passed the completion acceptance but refuses to hand over the completion materials within a specified time, or if for any reason the contractor refuses to leave and hand over the completion materials after the termination of this contract, the contractor shall pay a site occupation fee of 50000 yuan/day to the employer for each day of delay, and shall also bear the losses caused to the employer and third parties as a result, The employer has the right to decide whether to accept facilities, materials, equipment, and devices related to this project that belong to the contractor on site; If the deadline exceeds [15] days, in addition to bearing the site occupation fee, all materials, tools, equipment and facilities left by the contractor on the project site of the employer shall be deemed as abandoned by the contractor. The employer has the right to handle it on its own, and the contractor shall bear all losses caused thereby.

14.10 The penalty for breach of contract under this contract shall be voluntarily established by both the employer and the contractor through full consultation and their potential punitive nature shall be recognized. If one party breaches the contract, the defaulting party shall not demand a reduction from the court on the grounds that the penalty is too high and causes losses to the other party.

15、 Sales cooperation

15.1 Due to the need for sales packaging, the contractor is required to complete the relevant work within the specified time (the sales cooperation time will be notified in advance by the employer).

15.2 The employer will arrange for the construction site to be opened to the public from time to time according to sales needs. The contractor shall clean the construction site before the opening day and take corresponding safety measures.

15.3 For projects that require construction in advance to cooperate with sales, the contractor must arrange construction according to the schedule confirmed by the employer, and the resulting costs shall be negotiated between both parties. If the employer requires an additional part of the project, the relevant fees shall be paid in the form of on-site visa after mutual consultation and feasibility. However, the negotiation of the fees by both parties shall not affect the contractor’s construction. If the contractor fails to arrange the construction according to the above requirements, the contractor shall pay a penalty of 20000 yuan to the employer for each day of delay. If the contractor refuses to carry out the construction, the employer has the right to arrange for other units to carry out the construction and charge twice the cost incurred by the contractor as a penalty, and the contractor shall be responsible for any delay in the construction period caused by this.

16、 Dispute resolution method

16.1 Both parties shall strictly abide by the provisions of this contract. In case of any dispute, both parties shall first resolve it through consultation. If consultation fails to resolve the dispute, both parties may file a lawsuit with the court where the project is located.

17、 Contract term

17.1 This contract shall come into effect from the date of being stamped by both the employer and the contractor.

18、 Other

18.1 The expenses incurred by the contractor in connection with this project shall be borne by the contractor.

18.2 The attachments to this contract shall be an integral part of this contract and shall be equally valid as the main text. Any matters not covered in this contract shall be supplemented by a separate agreement signed by both parties. There are four copies of this contract document, with the employer holding two copies; Two copies for the contractor. Each contract and attachment must be stamped with the seal of both parties, and the original and duplicate copies shall have equal legal effect.

(The following is the signature page without contract provisions)

Employer: [*****]	Contractor: Chengdu Shanyou HVAC

Engineering Co., Ltd

[Company seal affixed here]

Legal representative:	Legal representative: /s/ Ke Chen

Entrusted agent:	Entrusted agent:

Company address:	Company address: 1011, 10th Floor,
Zone N5, Global Center, No. 183 Jinyue
West Road, High tech Zone, Chengdu,
Sichuan Province

Opening Bank :	Opening Bank: [*****]

Account :	Account: [*****]

Phone: Phone:	Phone: [*****]

Signed on: 04/12/2022

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

ANNEX 1

WARRANTY AND MAINTENANCE CLAUSES OF CONSTRUCTION CONTRACT

[OMITTED]

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

ANNEX 2

REGULATIONS ON THE MANAGEMENT OF ENGINEERING BUDGET (SETTLEMENT) PREPARATION

[OMITTED]

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

ANNEX 3

REGULATIONS ON DESIGN CHANGES, TECHNICAL VERIFICATION, AND ON-SITE VISA MANAGEMENT

[OMITTED]

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

ANNEX 4

INTEGRITY COOPERATION AGREEMENT

[OMITTED]

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

ANNEX 5

SPECIAL AGREEMENT ON INTELLECTUAL PROPERTY RIGHTS

[OMITTED]

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

ANNEX 6

SAFETY PRODUCTION COMPREHENSIVE OBJECTIVE MANAGEMENT RESPONSIBILITY LETTER

[OMITTED]

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

ANNEX 7

PROVISIONAL TOTAL PRICE SUMMARY TABLE

[OMITTED]

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

ANNEX 8

CATALOGUE OF THE DRAWINGS OF AIR CONDITIONING INSTALLATION ENGINEERING OF LUHU ECOLOGICAL CITY [*****]

[OMITTED]

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

ANNEX 9

TECHNICAL REQUIREMENTS FOR INVERTER MULTI CONNECTED CENTRAL AIR CONDITIONING EQUIPMENT

[OMITTED]

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

ANNEX 10

INVOICING INFORMATION OF THE EMPLOYER

[OMITTED]